Exhibit 99.1

For Immediate Release

World Energy Solutions to Voluntarily Delist from Toronto Stock Exchange; Shares to Continue Trading on NASDAQ

Worcester, MA – December 23, 2010 – World Energy Solutions, Inc. (NASDAQ: XWES; TSX: XWE), a leading energy management services firm, today announced its intention to voluntarily delist its common shares from the Toronto Stock Exchange (“TSX”). All shares of the Company will continue to list and trade on the NASDAQ Capital Market (“NASDAQ”).

The NASDAQ listing accounts for a majority of World Energy’s total trading volume and, as such, the Company believes its shareholders are provided with sufficient liquidity through the NASDAQ listing. Management also believes that a single listing will result in efficiencies in the Company’s financial reporting, regulatory and ongoing disclosure processes.

“The TSX listing and the Canadian capital markets have been very valuable over the past four years as we have grown our business,” said Richard Domaleski, CEO of World Energy. “As a U.S. company, however, we believe it is the right time for us to concentrate on our NASDAQ listing, which we view as the primary source of liquidity. We continue to solidify our position as a leader in energy management services and look forward to communicating our successes in the coming quarters.”

World Energy has provided written notice to the TSX that it intends to delist its common shares. The Company anticipates that its shares will be delisted from the TSX at the close of trading on December 31, 2010. Once the delisting is effective, the Company will continue to meet its reporting obligations with Canadian securities regulators.

About World Energy Solutions, Inc.
World Energy Solutions, Inc. (NASDAQ: XWES) is an energy management services firm that applies an award-winning combination of people, process and technology to help clients manage energy as a strategic asset. To date, the Company has transacted more than $20 billion in energy, demand response and environmental commodities on behalf of its Government, Commercial & Industrial, and Utility customers, creating more than $1 billion in value for them. World Energy is also a leader in the global carbon market, where its World Green Exchange® supports the ground-breaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to the following: our revenue and backlog are dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; and there are factors outside our control that affect transaction volume in the electricity market. Additional risk factors are identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Jim Parslow	Erika Moran
World Energy Solutions, Inc.	The Investor Relations Group
(508) 459-8100	(212) 825-3210
jparslow@worldenergy.com	emoran@investorrelationsgroup.com

or	or

Dan Mees	Craig Armitage
World Energy Solutions, Inc.	The Equicom Group
(508) 459-8156	(416) 815-0700 x278
dmees@worldenergy.com	carmitage@equicomgroup.com

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